Exhibit 99.1

Investor Contact	1775 Tysons Boulevard, 7th Floor
Ian Weissman	Tysons, VA 22102
+ 1 571 302 5591	www.pkhotelsandresorts.com

Park Hotels & Resorts Inc. Reports Fourth Quarter and Full Year 2020 Results

TYSONS, VA (February 25, 2021) – Park Hotels & Resorts Inc. (“Park” or the “Company”) (NYSE: PK) today announced results for the fourth quarter and full year ended December 31, 2020 and an operational update on COVID-19.

Fourth quarter financial highlights include:

•	Pro-forma RevPAR was $27.48, a decrease of 84.5% from the same period in 2019;
•	Occupancy for Park’s 39 consolidated hotels open during the entirety of the fourth quarter was 35.3%;
•	Net loss and net loss attributable to stockholders were $(218) million and $(217) million, respectively;
•	Adjusted EBITDA was $(65) million;
•	Adjusted FFO attributable to stockholders was $(125) million;
•	Diluted loss per share was $(0.92); and
•	Diluted Adjusted FFO per share was $(0.53).

Full-year financial highlights include:

•	Pro-forma RevPAR was $49.31, a decrease of 73.2% from the same period in 2019;
•	Net loss and net loss attributable to stockholders were $(1,444) million and $(1,440) million, respectively;
•	Adjusted EBITDA was $(194) million;
•	Adjusted FFO attributable to stockholders was $(389) million;
•	Diluted loss per share was $(6.11); and
•	Diluted Adjusted FFO per share was $(1.65).

Additional highlights include:

•	Increased the total number of open hotels to 50 of 60 hotels (83%), or 74% of total room count, since suspending operations at 38 of Park’s hotels in March 2020;
•	Completed the sales of the Embassy Suites Washington DC and Park’s interests in the Hilton São Paulo Morumbi in February 2020 for total gross proceeds of $208 million;
•

Increased commitments under the Company’s revolving credit facility (“Revolver”) by $75 million to $1.075 billion and extended the maturity date for $901 million of the aggregate commitments under the Revolver to December 2023, including all $75 million of the increased Revolver commitments;

•

Amended its bank credit facilities through Q1 2022 to obtain financial covenant relief and increase its carve out for acquisitions funded with equity proceeds from $500 million to $1 billion, among other amended provisions;

•

Issued an aggregate $650 million of senior secured notes due 2025 (“2025 Senior Secured Notes”) and $725 million of senior secured notes due 2028 (“2028 Senior Secured Notes”). Park utilized the net proceeds to repay $299 million of its Revolver and fully repay the term loan the Company entered into in 2016 (“2016 Term Loan”). Park also repaid $100 million of the Revolver with existing cash;

•	Continued to take prudent measures to reduce Park’s burn rate to an average of $42 million per month in the fourth quarter;
•	Amended certain mortgage loan agreements to defer interest and principal payments for three to six months and obtained temporary suspensions from required cash reserves; and
•	Permanently closed operations at Park’s three commercial laundry facilities.

Thomas J. Baltimore, Jr., Chairman and Chief Executive Officer, stated, “While 2020 was an unprecedented year for all of us, I am incredibly proud of the proactive measures we have taken to date to successfully navigate the COVID-19 crisis and ensure our company’s financial health. As of year-end 2020, 50 of our 60 hotels were operational, with our largest asset, Hilton Hawaiian Village, reopening in mid-December. As the COVID-19 vaccines become more widely available, I am optimistic our industry will soon be on a path to recovery, benefiting from significant pent-up demand in the leisure segment in particular. With our footprint in key leisure markets like Hawaii, Orlando, Key West, Miami and Southern California, Park is well positioned to participate in the first wave of recovery as we also strategically plan for longer-term recovery in the business transient and group segments. I am confident that our diversified portfolio, fortified balance sheet and experienced management team will continue to guide Park toward long-term success.”

Selected Statistical and Financial Information

(unaudited, amounts in millions, except RevPAR, ADR and per share data)

	Three Months Ended December 31,				Year Ended December 31,
	2020	2019	Change(1)		2020	2019	Change(1)
Pro-forma RevPAR	$27.48	$177.84	(84.5)%		$49.31	$183.69	(73.2)%
Pro-forma Occupancy	20.4%	80.8%	(60.4	)% pts	26.8%	82.3%	(55.5	)% pts
Pro-forma ADR	$134.79	$220.20	(38.8)%		$184.11	$223.28	(17.5)%

Pro-forma Total RevPAR	$40.78	$283.07	(85.6)%		$76.98	$282.40	(72.7)%

Net (loss) income	$(218)	$126	NM(2)		$(1,444)	$316	NM(2)
Net (loss) income attributable to stockholders	$(217)	$123	NM(2)		$(1,440)	$306	NM(2)

Adjusted EBITDA	$(65)	$223	NM(2)		$(194)	$786	NM(2)
Pro-forma Hotel Adjusted EBITDA	$(54)	$223	NM(2)		$(149)	$894	NM(2)
Pro-forma Hotel Adjusted EBITDA margin	(50.0)%	29.2%	NM(2)		(18.3)%	29.5%	NM(2)
Adjusted FFO attributable to stockholders	$(125)	$173	NM(2)		$(389)	$613	NM(2)

(Loss) earnings per share - Diluted(1)	$(0.92)	$0.51	NM(2)		$(6.11)	$1.44	NM(2)
Adjusted FFO per share - Diluted(1)	$(0.53)	$0.72	NM(2)		$(1.65)	$2.88	NM(2)
Weighted average shares outstanding - Diluted	235	240	(5)		236	213	23

(1)	Amounts are calculated based on unrounded numbers.
(2)	Percentage change is not meaningful.

COVID-19 Action Plan Update

The following is an update on the actions Park and its hotel managers have taken and expect to take to mitigate the effects of COVID-19 on its business:

•	Reduced capital expenditures to $50 million from $200 million originally budgeted for 2020, with only $40 million of maintenance projects planned for 2021;
•

Continued identification of opportunities for alternative sources of revenue, including but not limited to housing for colleges and universities, medical professionals and those associated with professional sporting events. In addition, certain hotels are providing guest rooms as work spaces;

•

Initiated permanent property-level full-time staff reductions, representing expected future annual savings of up to $70 million throughout the portfolio based on 2019 operations, continuing efforts to remove costs from the hotel operating model;

•	Reopened 4 hotels during the fourth quarter, increasing total rooms by 4,973 rooms; and
•	Currently expects to reopen the remaining 10 suspended hotels over the next few months as travel restrictions are lifted and demand increases to sustainable levels.

The current status of Park’s hotels as of February 25, 2021 is as follows (for a list of status by hotel please see Park’s financial supplement):

Status	Number of Hotels	Total Rooms
Consolidated Open	43	20,338
Consolidated Suspended	10	8,593
Total Consolidated	53	28,931
Unconsolidated Open	7	4,297
Total Hotels	60	33,228

Operational Update

Since the beginning of March 2020, Park has experienced a significant decline in ADR, occupancy, and RevPAR associated with COVID-19 throughout its portfolio, which has resulted in a decline in Park’s operating cash flow. Changes in Park’s monthly and quarterly 2020 Pro-forma ADR, Occupancy and RevPAR compared to the same period in 2019 and Pro-Forma Occupancy for all of Park’s current 53 consolidated hotels are as follows:

	Change in Pro-forma ADR	Change in Pro-forma Occupancy		Change in Pro-forma RevPAR	Pro-forma Occupancy
January	(1.0)%	1.6%	pts	1.2%	73.8%
February	(0.7)	0.9		0.4	79.2
March	(10.1)	(49.4)		(63.8)	33.3
Q1	(2.5)	(16.0)		(22.6)	61.7

April	(47.0)	(80.9)		(97.6)	3.9
May	(54.1)	(79.9)		(97.3)	4.9
June	(36.5)	(78.5)		(93.0)	9.7
Q2	(43.2)	(79.8)		(95.9)	6.1

July	(31.7)	(71.3)		(88.3)	14.7
August	(38.1)	(65.5)		(85.4)	20.3
September	(43.0)	(59.7)		(84.5)	22.3
Q3	(38.3)	(65.6)		(86.1)	19.1

October	(43.4)	(61.6)		(84.5)	23.3
November	(41.5)	(61.8)		(86.0)	19.5
December	(30.0)	(57.8)		(83.2)	18.3
Q4	(38.8)	(60.4)		(84.5)	20.4

Changes in Pro-forma ADR, Occupancy and RevPAR for each month in 2020 compared to the same period in 2019 and Pro-forma Occupancy for 2020 for consolidated hotels open during the entirety of each month are as follows:

	Number of Consolidated Hotels Open	Change in Pro-forma ADR	Change in Pro-Forma Occupancy		Change in Pro-Forma RevPAR	Pro-forma Occupancy
January	53	(1.0)%	1.6%	pts	1.2%	73.8%
February	53	(0.7)	0.9		0.4	79.2
March	25	(13.2)	(44.9)		(60.9)	36.9
April	18	(41.8)	(72.1)		(90.3)	14.4
May	18	(49.7)	(65.7)		(88.1)	20.4
June	22	(48.6)	(58.5)		(82.5)	30.2
July	33	(24.3)	(53.4)		(71.5)	32.3
August	37	(28.6)	(42.2)		(65.8)	38.8
September	37	(36.5)	(37.2)		(66.2)	42.3
October	39	(38.0)	(40.3)		(67.9)	43.1
November	40	(32.8)	(44.0)		(70.6)	34.1
December	42	(23.8)	(44.3)		(70.1)	28.6

As expected, January 2021 continued the weaker demand trend seen in November and December 2020. Changes in Pro-Forma ADR, Occupancy and RevPAR for January 2021 compared to January 2020 for the 43 consolidated hotels open during the entirety of the month were (37.6)%, (45.6)% pts and (75.1)%, respectively. Total Pro-forma occupancy for January 2021 for the 43 consolidated hotels open during the entirety of the month was 30.4%. Based on recent demand and near-term booking activity, Park expects to see stronger performance in February and March 2021.

Park’s estimated hotel level break-even occupancy is 35% to 40%, assuming a 15% to 20% decrease in ADR compared to the comparable period in 2019. For the year ended December 31, 2020, Park had 11 hotels achieve break-even levels during the fourth quarter. Park currently expects the portfolio to break-even in the second half of 2021.

Group, transient and contract pro-forma rooms revenues for the quarter and year ended December 31, 2020, as well as the change for each segment compared to the same periods in 2019 are as follows:

	Three months ended December 31, 2020		Three months ended December 31, 2019
	Pro-forma Rooms Revenue	Percentage of Total Rooms Revenue	Pro-forma Rooms Revenue	Percentage of Total Rooms Revenue	Change
Group	$7	10.4%	$136	28.3%	(94.4)%
Transient	55	74.6	310	64.5	(82.4)
Contract	10	13.2	25	5.2	(61.6)
Other	1	1.8	10	2.0	(85.9)
Total Rooms Revenue	$73	100%	$481	100%	(84.8)%

	Year Ended December 31, 2020		Year Ended December 31, 2019
	Pro-forma Rooms Revenue	Percentage of Total Rooms Revenue	Pro-forma Rooms Revenue	Percentage of Total Rooms Revenue	Change
Group	$136	26.0%	$591	30.0%	(77.0)%
Transient	327	62.7	1,237	62.8	(73.5)
Contract	48	9.1	103	5.2	(53.6)
Other	11	2.2	40	2.0	(71.4)
Total Rooms Revenue	$522	100%	$1,971	100%	(73.5)%

Pro-forma rooms revenue from the transient segment, including revenue from business and leisure travelers, for the quarter and year ended December 31, 2020, as well as the change for this segment compared to the same periods in 2019 are as follows:

	Three months ended December 31, 2020		Three months ended December 31, 2019
	Pro-forma Transient Rooms Revenue	Percentage of Total Transient Rooms Revenue	Pro-forma Transient Rooms Revenue	Percentage of Total Transient Rooms Revenue	Change
Business Transient	$17	30.9%	$139	44.8%	(87.8)
Leisure Transient	38	69.1	171	55.2	(78.0)
Total Transient Rooms Revenue	$55	100%	$310	100%	(82.4)%

	Year Ended December 31, 2020		Year Ended December 31, 2019
	Pro-forma Transient Rooms Revenue	Percentage of Total Transient Rooms Revenue	Pro-forma Transient Rooms Revenue	Percentage of Total Transient Rooms Revenue	Change
Business Transient	$141	43.1%	$565	45.7%	(75.1)
Leisure Transient	186	56.9	672	54.3	(72.2)
Total Transient Rooms Revenue	$327	100%	$1,237	100%	(73.5)%

Park recognized approximately $5 million of cancellation and attrition revenue during the fourth quarter and $22 million for the full-year.

The current operating status for each of the Company’s key markets is as follows:

•

Hawaii: Hilton Waikoloa Village re-opened in mid-November and Hilton Hawaiian Village reopened in mid-December. Hilton Waikoloa Village and Hilton Hawaiian Village achieved occupancy of 27% and 19%, respectively, for the period each hotel was open in December, benefiting from holiday leisure demand;

•

San Francisco: Four of Park’s San Francisco hotels remain suspended as the city re-implemented a stay-at-home order in December 2020. The JW Marriott San Francisco Union Square and Hyatt Centric Fisherman's Wharf remained open, with demand primarily from airline crew, bespoke contract business and local leisure demand on the weekends;

•	Orlando: All of Park’s Orlando hotels have reopened with the Hilton Orlando Bonnet Creek and the Waldorf Astoria Orlando both benefiting from sporting-related group events during the fourth quarter;
•

New Orleans: Both of Park’s New Orleans hotels have reopened, and the Hilton New Orleans Riverside secured several non-traditional business opportunities including Hurricane Laura evacuee housing and a contract to house college students resulting in occupancy of over 50% during the quarter;

•	Boston: All of Park’s Boston hotels are open with demand from airline crews and an increase in transient demand, with aggregate occupancy above 30%;
•	New York: The Hilton New York Midtown’s operations remain suspended, as New York continues to impose substantial restrictions on travel and limits on gatherings;
•

Southern California: All of Park’s hotels in Southern California have re-opened.  The market was significantly affected in early December by the re-implementation of stay-at-home orders, although overall occupancy levels for the quarter of 36% only decreased slightly from the third quarter. The Hilton Santa Barbara Beachfront Resort continued to benefit from drive-to leisure market demand prior to the re-implementation of the stay-at-home orders, achieving occupancy of approximately 50% for the quarter;

•

Chicago: The W Chicago – Lakeshore and Hilton Chicago/Oak Brook Suites remained open primarily due to demand from airline crews. Both the state of Illinois and the city of Chicago have maintained travel and event restrictions, including restrictions on large gatherings;

•

Key West: Casa Marina, A Waldorf Astoria Resort, and The Reach Key West, Curio Collection, remained open and continued to benefit from strong transient demand from leisure travelers, resulting in occupancy of 70% for the quarter, an increase of 13 percentage points from the third quarter;

•	Denver: The Hilton Denver remained open during the quarter, although new travel restrictions implemented in November impacted demand in the second half of the quarter;
•	Miami: Both of Park’s Miami hotels remained open and benefited from strong transient demand, resulting in occupancy of nearly 50% for the quarter;
•

Washington, D.C.: All of Park’s hotels are open with demand primarily from leisure travel. Demand in January 2021 benefitted from the increased National Guard presence in DC. As a result, January 2021 occupancy at the Hilton McLean Tysons Corner and the DoubleTree Crystal City averaged over 75%; and

•	Seattle: Two of Park’s three Seattle hotels are open based on demand from airline crews and weekend leisure travel, with the two airport hotels consolidating operations.

Balance Sheet and Liquidity

Park’s Net Debt as of December 31, 2020 was $4.4 billion. With total cash and cash equivalents as of December 31, 2020 of $981 million, including $30 million of restricted cash, Park is maintaining higher than historical cash levels due to the continued uncertainty surrounding COVID-19.  As a result of the proactive measures taken by Park’s team and its hotel managers to dramatically reduce costs, coupled with recent capital raises, including the issuance of $650 million of 2025 Senior Secured Notes in May and $725 million of 2028 Senior Secured Notes in September, Park believes it has sufficient liquidity to satisfy its short-term liquidity obligations even though the Company’s opened hotels are operating at limited capacity and certain hotels continue to suspend operations.

Park’s total liquidity was $1.4 billion as of December 31, 2020, including $474 million of available capacity remaining on the Revolver. Based on Park’s Q4 2020 average monthly burn rate of $42 million, which takes into account current operations from both open and suspended hotels and uses an accrual-based methodology, Park estimates it currently has 33 months of liquidity available to meet its financial obligations. The estimated burn rate amount does not take into account capital expenditures (which are planned to be approximately $40 million in 2021) or any possible alternative sources of revenue that may arise, any hotel property dispositions in 2021 or any payment of future cash dividends, if any. Additionally, the estimated burn rate amount does not take into account any amount available to Park under existing or future debt facilities, or proceeds from issuance of any additional debt, equity or equity-linked securities.

Park continues to take proactive measures to reduce the burn rate over the course of 2021, including deferral of payments, hiring freezes and other cost reduction measures.

Additionally, in September 2020, Park further amended its credit facilities to extend the waiver period for the testing of its financial covenants to the date the financial statements are delivered for the quarter ended March 31, 2022.  As part of the amendment process, Park (i) increased commitments under the Revolver by $75 million to $1.075 billion and extended the maturity date with respect to $901 million of the aggregate commitments for two years to December 2023, including all $75 million of the increased Revolver commitments, (ii) extended the temporary periods for which certain financial covenants are adjusted once quarterly testing of financial covenants resumes, (iii) increased the mandatory repayment carve out for equity issuances from $500 million to $1 billion, so long as proceeds from the issuances are used for capital expenditures and hotel acquisitions that become part of the unencumbered pool and (iv) extended the minimum liquidity covenant and maintained the existing guarantees and pledges of equity interests in certain subsidiaries subject to specific conditions, among other amended provisions. Additionally, during the second and third quarters of 2020, Park amended certain mortgage loan agreements to defer interest and principal payments for three to six months and obtained temporary suspensions from required cash reserves.

Park had the following debt outstanding as of December 31, 2020:

(unaudited, dollars in millions)
Debt	Collateral	Interest Rate	Maturity Date	As of December 31, 2020
Fixed Rate Debt
Mortgage loan	DoubleTree Hotel Spokane City Center	3.55%	October 2021(1)	$12
Mortgage loan	Hilton Denver City Center	4.90%	August 2022(2)	60
Mortgage loan	Hilton Checkers Los Angeles	4.11%	March 2023	27
Mortgage loan	W Chicago - City Center	4.25%	August 2023(3)	76
Commercial mortgage-backed securities loan	Hilton San Francisco Union Square, Parc 55 San Francisco - a Hilton Hotel	4.11%	November 2023	725
Mortgage loan	Hyatt Regency Boston	4.25%	July 2026	139
Commercial mortgage-backed securities loan	Hilton Hawaiian Village Beach Resort	4.20%	November 2026	1,275
Mortgage loan	Hilton Santa Barbara Beachfront Resort	4.17%	December 2026	165
2025 Senior Secured Notes		7.50%	June 2025	650
2028 Senior Secured Notes		5.88%	October 2028	725
Finance lease obligations		3.07%	2021 to 2022	1
Total Fixed Rate Debt		5.06%(4)		3,855

Variable Rate Debt
Revolving credit facility(5)(6)	Unsecured	L + 3.00%	2021 to 2023(7)	601
2016 Term Loan(8)	Unsecured	N/A	December 2021	—
Mortgage loan	DoubleTree Hotel Ontario Airport	L + 2.25%	May 2021(9)	30
2019 Term Facility(5)(10)	Unsecured	L + 2.65%	August 2024	670
Total Variable Rate Debt		3.08%(4)		1,301

Add: unamortized premium				3
Less: unamortized deferred financing costs and discount				(38)
Total Debt(11)		4.63%(4)		$5,121

(1)

In December 2020, Park’s joint venture executed a forbearance agreement for the $12 million loan secured by the Doubletree Spokane in which the lender agreed to forbear exercising its rights and remedies arising from Park’s joint venture non-payment of the loan at maturity due to market conditions until October 6, 2021. Beginning April 2021, the interest rate on the loan will be accrued at the default rate of 6.55%.

(2)	The loan matures in August 2042 but is callable by the lender beginning August 2022.
(3)

In January 2021, Park ceased making debt service payments for the $76 million mortgage loan secured by the W Chicago City Center.  Failure to make debt service payments constitutes an event of default. While Park hopes to negotiate an amendment with the lender, there can be no assurances that such an agreement will be reached.

(4)	Calculated on a weighted average basis.
(5)	In May 2020, Park amended its credit and term loan facilities, which added a LIBOR floor of 25 basis points.
(6)	In March 2020, Park fully drew on its $1 billion Revolver and during 2020, Park repaid $399 million of the Revolver.
(7)

In September 2020, Park increased its aggregate commitments under the Revolver by $75 million to $1.075 billion and extended the maturity date with respect to $901 million of the aggregate commitments for two years to December 2023, including all $75 million of the increased Revolver commitments. The maturity date for the remaining $174 million of commitments under the Revolver is December 2021.

(8)	Park fully repaid the 2016 Term Loan in September 2020 using the proceeds from the 2028 Senior Secured Notes.
(9)

This loan matures in May 2021 but has a one-year extension option through May 2022, subject to the joint venture meeting certain financial covenants. If the joint venture does not meet these financial covenants, it may be unable to extend the maturity date. If the joint venture is unable to extend the maturity date, it would seek to refinance this loan or obtain alternate financing.

(10)

In August 2019, the Company, Park Intermediate Holdings LLC and PK Domestic Property LLC entered into a credit agreement with Bank of America, N.A. and certain other lenders, providing a $950 million unsecured delayed draw term loan facility (the”2019 Term Facility”), with the $850 million, five-year delayed draw term loan tranche fully drawn on September 18, 2019 to fund the merger with Chesapeake Lodging Trust (“Chesapeake”).  The $100 million, two-year delayed draw term loan tranche was unfunded and the commitments thereunder terminated on September 18, 2019. On December 31, 2019, Park repaid $180 million of the 2019 Term Facility.

(11)	Excludes $225 million of Park’s share of debt of its unconsolidated joint ventures.

Dividends

As a precautionary measure in light of COVID-19, Park has suspended dividend payments following the payment of its first quarter 2020 dividend.

Full-Year 2021 Outlook

Given the continued economic uncertainty, travel restrictions and rapidly changing circumstances related to the COVID-19 pandemic, Park is not providing an outlook for 2021 at this time.

The Company’s ability to predict future operating results is significantly impacted by the current COVID-19 pandemic. Park expects that the trends affecting the economy will continue to depress hotel operating results across the portfolio. The economic environment lacks sufficient clarity at this time to provide accurate guidance.

Supplemental Disclosures

In conjunction with this release, Park has furnished a financial supplement with additional disclosures on its website. Visit www.pkhotelsandresorts.com for more information. Park has no obligation to update any of the information provided to conform to actual results or changes in Park’s portfolio, capital structure or future expectations.

Conference Call

Park will host a conference call for investors and other interested parties to discuss fourth quarter and full year 2020 results on February 26, 2021 beginning at 12 p.m. Eastern Time. Participants may listen to the live webcast by logging onto the Investors section of the website at www.pkhotelsandresorts.com. Alternatively, participants may listen to the live call by dialing (877) 451-6152 in the United States or (201) 389-0879 internationally and requesting Park Hotels & Resorts’ Fourth Quarter and Full Year 2020 Earnings Conference Call. Participants are encouraged to dial into the call or link to the webcast at least ten minutes prior to the scheduled start time.

A replay of the webcast will be available within 24 hours after the live event on the Investors section of Park’s website.

Annual Stockholders Meeting

Park will host its 2021 Annual Stockholders Meeting on Friday April 30, 2021 at 11:30 am ET at 1775 Tysons Boulevard, Tysons, Virginia. Park’s Board of Directors has established the close of business on March 5, 2021 as the record date for determining those stockholders that are entitled to vote at the 2021 Annual Stockholders Meeting.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to Park’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, the effects of competition and the effects of future legislation or regulations, the expected completion of anticipated dispositions, the declaration and payment of future dividends, and other non-historical statements. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “hopes” or the negative version of these words or other comparable words. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect its results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors continues to be the adverse effect of COVID-19, including possible resurgences, on the Company’s financial condition, results of operations, cash flows and performance, its hotel management companies and its hotels’ tenants, and the global economy and financial markets. COVID-19 has significantly affected the Company’s business, and the extent to which COVID-19 continues to affect the Company, its hotel managers, tenants and guests at the Company’s hotels will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its effect, the efficacy, availability and deployment of vaccinations and other treatments to combat COVID-19, additional closures that may be mandated or advisable even after the reopening of certain of the Company’s hotels on a limited basis, whether due to an increased number of COVID-19 cases or otherwise, and the direct and indirect economic effects of the pandemic and containment measures, among others.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and Park urges investors to carefully review the disclosures Park makes concerning risk and uncertainties in Item 1A: “Risk Factors” in Park’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2020 and Annual Report on Form 10-K for the year ended December 31, 2019, as such factors may be updated from time to time in Park’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, Park undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Park presents certain non-GAAP financial measures in this press release, including Nareit FFO attributable to stockholders Adjusted FFO attributable to stockholders, EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA, Hotel Adjusted EBITDA margin and Net debt. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of its operating performance. Please see the schedules included in this press release including the “Definitions” section for additional information and reconciliations of such non-GAAP financial measures.

About Park

Park is the second largest publicly traded lodging REIT with a diverse portfolio of market-leading hotels and resorts with significant underlying real estate value. Park’s portfolio currently consists of 60 premium-branded hotels and resorts with over 33,000 rooms primarily located in prime city center and resort locations. Visit www.pkhotelsandresorts.com for more information.

PARK HOTELS & RESORTS INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share data)

	December 31, 2020	December 31, 2019

ASSETS
Property and equipment, net	$9,193	$9,594
Assets held for sale, net	—	71
Investments in affiliates	14	35
Goodwill	—	607
Intangibles, net	45	46
Cash and cash equivalents	951	346
Restricted cash	30	40
Accounts receivable, net of allowance for doubtful accounts of $3 and $2	26	180
Prepaid expenses	39	83
Other assets	60	40
Operating lease right-of-use assets	229	248
TOTAL ASSETS (variable interest entities - $229 and $242)	$10,587	$11,290
LIABILITIES AND EQUITY
Liabilities
Debt	$5,121	$3,871
Accounts payable and accrued expenses	147	217
Due to hotel managers	88	159
Deferred income tax liabilities	10	50
Other liabilities	134	282
Operating lease liabilities	244	260
Total liabilities (variable interest entities - $213 and $219)	5,744	4,839

Stockholders' Equity
Common stock, par value $0.01 per share, 6,000,000,000 shares authorized, 236,217,344 shares issued and 235,915,749 shares outstanding as of December 31, 2020 and 239,589,639 shares issued and 239,386,877 shares outstanding as of December 31, 2019	2	2
Additional paid-in capital	4,519	4,575
Retained earnings	376	1,922
Accumulated other comprehensive loss	(4)	(3)
Total stockholders' equity	4,893	6,496
Noncontrolling interests	(50)	(45)
Total equity	4,843	6,451
TOTAL LIABILITIES AND EQUITY	$10,587	$11,290

PARK HOTELS & RESORTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues
Rooms	$73	$497	$526	$1,764
Food and beverage	15	209	189	743
Ancillary hotel	21	86	108	260
Other	4	18	29	77
Total revenues	113	810	852	2,844

Operating expenses
Rooms	31	133	193	467
Food and beverage	18	147	173	518
Other departmental and support	63	185	359	638
Other property-level	58	67	258	219
Management fees	3	38	30	139
Casualty (gain) and impairment loss, net	—	(26)	696	(18)
Depreciation and amortization	73	80	298	264
Corporate general and administrative	21	15	63	62
Acquisition costs	—	5	10	70
Other	5	17	36	78
Total expenses	272	661	2,116	2,437

(Loss) gain on sales of assets, net	—	(1)	62	19

Operating (loss) income	(159)	148	(1,202)	426

Interest income	—	1	2	6
Interest expense	(64)	(42)	(213)	(140)
Equity in (losses) earnings from investments in affiliates	(6)	(4)	(22)	14
Other (loss) gain, net	(9)	46	(15)	45

(Loss) income before income taxes	(238)	149	(1,450)	351
Income tax benefit (expense)	20	(23)	6	(35)
Net (loss) income	(218)	126	(1,444)	316
Net loss (income) attributable to noncontrolling interests	1	(3)	4	(10)
Net (loss) income attributable to stockholders	$(217)	$123	$(1,440)	$306

(Loss) Earnings per share:
(Loss) Earnings per share - Basic	$(0.92)	$0.51	$(6.11)	$1.44
(Loss) Earnings per share - Diluted	$(0.92)	$0.51	$(6.11)	$1.44

Weighted average shares outstanding - Basic	235	239	236	212
Weighted average shares outstanding - Diluted	235	240	236	213

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

EBITDA AND ADJUSTED EBITDA

(unaudited, in millions)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net (loss) income	$(218)	$126	$(1,444)	$316
Depreciation and amortization expense	73	80	298	264
Interest income	—	(1)	(2)	(6)
Interest expense	64	42	213	140
Income tax (benefit) expense	(20)	23	(6)	35
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	5	4	16	23
EBITDA	(96)	274	(925)	772
Loss (gain) on sales of assets, net	—	1	(62)	(19)
Gain on sale of investments in affiliates(1)	—	(44)	(1)	(44)
Acquisition costs	—	5	10	70
Severance expense	7	—	33	2
Share-based compensation expense	10	4	20	16
Casualty (gain) and impairment loss, net	—	(26)	696	(18)
Other items(2)	14	9	35	7
Adjusted EBITDA	$(65)	$223	$(194)	$786

(1)	Included in other (loss) gain, net in the consolidated statements of operations.
(2)

For the years ended December 31, 2020 and 2019, includes a $12 million and $7 million reserve, respectively, related to ongoing claims in connection with Park’s obligation to indemnify Hilton under the spin-off agreements.

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

PRO-FORMA HOTEL ADJUSTED EBITDA AND

PRO-FORMA HOTEL ADJUSTED EBITDA MARGIN(1)

(unaudited, dollars in millions)	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Adjusted EBITDA(2)	$(65)	223	$(194)	$786
Less: Adjusted EBITDA from investments in affiliates	1	(6)	3	(37)
Add: All other(3)	10	12	44	53
Hotel Adjusted EBITDA	(54)	229	(147)	802
Add: Adjusted EBITDA from hotels acquired(1)	—	—	—	129
Less: Adjusted EBITDA from hotels disposed of	—	(6)	(2)	(37)
Pro-forma Hotel Adjusted EBITDA(1)	$(54)	$223	$(149)	$894

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Total Revenues	$113	$810	$852	$2,844
Less: Other revenue	(4)	(18)	(29)	(77)
Add: Revenues from hotels acquired(1)	—	—	—	406
Less: Revenues from hotels disposed of	—	(26)	(8)	(143)
Pro-forma Hotel Revenues(1)	$109	$766	$815	$3,030

	Three Months Ended			Year Ended
	December 31,			December 31,
	2020	2019	Change(4)	2020	2019	Change(4)
Pro-forma Hotel Revenues(1)	$109	$766	(85.8)%	$815	$3,030	(73.1)%
Pro-forma Hotel Adjusted EBITDA(1)	$(54)	$223	NM(5)	$(149)	$894	NM(5)
Pro-forma Hotel Adjusted EBITDA margin(1)(4)	(50.0)%	29.2%	NM(5)	(18.3)%	29.5%	NM(5)
_____________________________________
(1) Assumes hotels were acquired on January 1, 2019.

(2)   Includes EBITDA of $42 million for both the three and twelve months ended December 31, 2019, for the period of ownership of the

      Chesapeake hotels. The 18 Chesapeake hotels were acquired in connection with the Company’s merger with Chesapeake Lodging  Trust on September 18, 2019.

(3)    Includes other revenues and other expenses, non-income taxes on TRS leases included in other property-level expenses and corporate general and administrative expenses in the consolidated statements of operations.

(4) Percentages are calculated based on unrounded numbers.
(5) Percentage change is not meaningful.

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

NAREIT FFO AND ADJUSTED FFO

(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net (loss) income attributable to stockholders	$(217)	$123	$(1,440)	$306
Depreciation and amortization expense	73	80	298	264
Depreciation and amortization expense attributable to noncontrolling interests	(1)	(1)	(4)	(4)
Loss (gain) on sales of assets, net	—	1	(62)	(19)
Gain on sale of investments in affiliates(1)	—	(44)	(1)	(44)
Impairment loss	—	—	697	—
Equity investment adjustments:
Equity in losses (earnings) from investments in affiliates	6	4	22	(14)
Pro rata FFO of investments in affiliates	(3)	4	(10)	31
Nareit FFO attributable to stockholders	(142)	167	(500)	520
Casualty gain, net	—	(26)	(1)	(18)
Acquisition costs	—	5	10	70
Severance expense	7	—	33	2
Share-based compensation expense	10	4	20	16
Other items(2)	—	23	49	23
Adjusted FFO attributable to stockholders	$(125)	$173	$(389)	$613
Nareit FFO per share - Diluted(3)	$(0.60)	$0.70	$(2.12)	$2.44
Adjusted FFO per share - Diluted(3)	$(0.53)	$0.72	$(1.65)	$2.88
Weighted average shares outstanding - Diluted	235	240	236	213

(1)	Included in other (loss) gain, net in the consolidated statements of operations.
(2)	Includes $37 million and $15 million of tax expense associated with hotels sold during 2020 and 2019, respectively.
(3)	Per share amounts are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

NET DEBT

(unaudited, in millions)
December 31, 2020
Debt	$5,121
Add: unamortized deferred financing costs and discount	38
Less: unamortized premium	(3)
Long-term debt, including current maturities and excluding unamortized deferred financing cost, premiums and discounts	5,156
Add: Park's share of unconsolidated affiliates debt, excluding unamortized deferred financing costs	225
Less: cash and cash equivalents	(951)
Less: restricted cash	(30)
Net debt	$4,400

PARK HOTELS & RESORTS INC.

DEFINITIONS

Pro-forma

The Company presents certain data for its consolidated hotels on a pro-forma hotel basis as supplemental information for investors: Pro-forma Hotel Revenues, Pro-forma RevPAR, Pro-forma Total RevPAR, Pro-forma Occupancy, Pro-forma ADR, Pro-forma Hotel Adjusted EBITDA and Pro-forma Hotel Adjusted EBITDA Margin.  The Company presents pro-forma hotel results to help the Company and its investors evaluate the ongoing operating performance of its hotels. The Company’s pro-forma metrics exclude results from property dispositions and include results from property acquisitions as though such acquisitions occurred on January 1, 2019.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin

Earnings (loss) before interest expense, taxes and depreciation and amortization (“EBITDA”), presented herein, reflects net income (loss) excluding depreciation and amortization, interest income, interest expense, income taxes and interest expense, income tax and depreciation and amortization included in equity in earnings (losses) from investments in affiliates.

Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude:

•	Gains or losses on sales of assets for both consolidated and unconsolidated investments;
•	Costs associated with hotel acquisitions or dispositions expensed during the period;
•	Severance expense;
•	Share-based compensation expense;
•	Casualty gains or losses;
•	Impairment losses; and
•	Other items that management believes are not representative of the Company’s current or future operating performance.

Hotel Adjusted EBITDA measures hotel-level results before debt service, depreciation and corporate expenses of the Company’s consolidated hotels but excluding hotels owned by unconsolidated affiliates, and is a key measure of the Company’s profitability. The Company presents Hotel Adjusted EBITDA to help the Company and its investors evaluate the ongoing operating performance of the Company’s consolidated hotels.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under United States (“U.S.”) GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.

The Company believes that EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin provide useful information to investors about the Company and its financial condition and results of operations for the following reasons: (i) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are among the measures used by the Company’s management team to make day-to-day operating decisions and evaluate its operating performance between periods and between REITs by removing the effect of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results; and (ii) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss) or other methods of analyzing the Company’s operating performance and results as reported under U.S. GAAP.

Nareit FFO attributable to stockholders, Adjusted FFO attributable to stockholders Nareit FFO per share - diluted and Adjusted FFO per share - diluted

Nareit FFO attributable to stockholders and Nareit FFO per diluted share (defined as set forth below) are presented herein as non-GAAP measures of the Company’s performance. The Company calculates funds from (used in) operations (“FFO”) attributable to stockholders for a given operating period in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), as net income (loss) attributable to stockholders (calculated in accordance with U.S. GAAP), excluding depreciation and amortization, gains or losses on sales of assets, impairment, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect the Company’s pro rata share of the FFO of those entities on the same basis. As noted by Nareit in its December 2018 “Nareit Funds from Operations White Paper – 2018 Restatement,” since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance. The Company believes Nareit FFO provides useful information to investors regarding its operating performance and can facilitate comparisons of operating performance between periods and between REITs. The Company’s presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently. The Company calculates Nareit FFO per diluted share as Nareit FFO divided by the number of fully diluted shares outstanding during a given operating period.

The Company also presents Adjusted FFO attributable to stockholders and Adjusted FFO per diluted share when evaluating its performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding the Company’s ongoing operating performance. Management historically has made the adjustments detailed below in evaluating its performance and in its annual budget process. Management believes that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of operating performance. The Company adjusts Nareit FFO attributable to stockholders for the following items, which may occur in any period, and refers to this measure as Adjusted FFO attributable to stockholders:

•	Costs associated with hotel acquisitions or dispositions expensed during the period;
•	Severance expense;
•	Share-based compensation expense;
•	Casualty gains or losses; and
•	Other items that management believes are not representative of the Company’s current or future operating performance.

Net Debt

Net debt, presented herein, is a non-GAAP financial measure that the Company uses to evaluate its financial leverage. Net debt is calculated as (i) long-term debt, including current maturities and excluding unamortized deferred financing costs; and (ii) the Company’s share of investments in affiliate debt, excluding unamortized deferred financing costs; reduced by (a) cash and cash equivalents; and (b) restricted cash and cash equivalents.

The Company believes Net debt provides useful information about its indebtedness to investors as it is frequently used by securities analysts, investors and other interested parties to compare the indebtedness of companies. Net debt should not be considered as a substitute to debt presented in accordance with U.S. GAAP. Net debt may not be comparable to a similarly titled measure of other companies.

Occupancy

Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Room nights available to guests have not been adjusted for suspended or reduced operations at certain of Park’s hotels as a result of COVID-19, unless otherwise noted. Occupancy measures the utilization of the Company’s hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help management determine achievable Average Daily Rate (“ADR”) levels as demand for rooms increases or decreases.

Average Daily Rate

ADR represents rooms revenue divided by total number of room nights sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the hotel industry, and management uses ADR to assess pricing levels that the Company is able to generate by type of customer, as changes in rates have a more pronounced effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Revenue per Available Room

Revenue per Available Room (“RevPAR”) represents rooms revenue divided by the total number of room nights available to guests for a given period. Room nights available to guests have not been adjusted for suspended or reduced operations at certain of Park’s hotels as a result of COVID-19. Management considers RevPAR to be a meaningful indicator of the Company’s performance as it provides a metric correlated to two primary and key factors of operations at a hotel or group of hotels: occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods.

Total RevPAR

Total RevPAR represents rooms, food and beverage and other hotel revenues divided by the total number of room nights available to guests for a given period. Room nights available to guests have not been adjusted for suspended or reduced operations at certain of Park’s hotels as a result of COVID-19. Management considers Total RevPAR to be a meaningful indicator of the Company’s performance as approximately one-third of revenues are earned from food and beverage and other hotel revenues. Total RevPAR is also a useful indicator in measuring performance over comparable periods.

References to RevPAR, Total RevPAR and ADR are presented on a currency neutral basis (prior periods are reflected using current period exchange rates), unless otherwise noted.